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Extracts from Employee Town Hall posted October 10, 2016

Hugh Grant, Chairman and Chief Executive Officer: The last time that we met was only a few weeks ago and it was the day after we announced the Bayer deal and we invited, or I invited, Werner and Liam to come and join us for that town hall and there was a bunch of feedback afterwards. I read the feedback. I always read the feedback. But there was a bunch of feedback and we built up a word cloud. We’ve gone very, very high tech. And the word cloud, the bigger word, the more times it was mentioned, the higher the volume. So, one end of this, you see words like “consent”, “cautiously optimistic”, “bittersweet,” that was my word I tagged, but “bittersweet.” But the interesting thing is that you’d read, and there was a lot of feedback, as you read through the verbatims, there’s also words there on the flip side like: “excited”, “optimistic”, “hopeful” and “the future.” The future came up a lot. And I hope that you felt, I know that it was a tough day, it was a tough day for me, and I know it was a tough day for everybody ... But I hope that you felt or that you sensed from the conversation from Liam and Werner, that there were elements of a shared vision. And from a very early stage in the conversation, there was a strong feeling of shared vision around, particularly around, sustainability, growing more with less and the need to satisfy those growing demand curves. And I think that’s a big piece of what this is about. It’s about how we drive innovation and how we get better products into the hands of growers around the world.

So here’s where we go from here. As we start 2017, as we start looking at this deal and how we execute, there are three things: The first one is delivering on our 2017 business. Crops get planted, crops get harvested, farmers need help. So the first piece is delivering on 2017 business goals. The second one is executing on the necessary steps to close the deal. The third piece is integration planning, how we bring the two companies together.

Brett is going to deliver the business. Mike Frank, who’s not here today, Mike Frank will focus on integration planning. And I’m going to spend a chunk of my time with Rob and a team, looking at the completion of the deal. So we’re going to get really clear and really, really specific around those three pieces. Mike Frank’s already been in Germany. He’s not in Germany today; he’s in New York, talking at a food thing. But he’s already been in Germany. He’s ... They’ve had one meeting to get started into the integration planning. We’re in the early days.

***

Hugh Grant: So the teams will kick off in November. We’ll get rolling in November, late October. And the focus on getting the deal done and integrating the two companies is that common vision. How do we become the visionary leader in agriculture in a new era? So it’s going to take time. The teams will be working separately and we’ll be independent companies until the day that we’re not. So if you think a year or a year and a half, we keep doing what we’re doing and we build on paper what this looks like when it’s combined. So I know for many of you, we’re going to tap into help at some point, but I’d really ask you: until that day comes, let’s focus on two springs and one harvest, during that interim period.

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Hugh Grant: So how will the acquisition impact plans for retirement in the next several years? Are we able to plan for the future based on Monsanto’s current practices?

Steve Mizell, Executive Vice President and Chief Human Resources: Yeah, thanks good question, Hugh. I think as, maybe a, maybe a little context. I think if you think about kind of where we are in the process, 21 days in … is some things that we know very definitively and those are the practices that we have today. So if you think about between now and close, there aren’t going to be any deal-related changes that we’re going to make to our plan. So maybe there are other things that happen in the normal course, but there aren’t going to be any deal-related things. And as we think about kind of post-transaction, quite frankly, we’re not sure.

I don’t know, but I’ll give you maybe a little bit of color. We had a … I had a chance to spend some time with a few of my colleagues from Bayer and the HR function, and I was encouraged. I was encouraged because they asked a lot of questions, they um, listened intently. And they also were concerned about the things that were on your mind, and we asked what were on their employees’ minds, and we have a joint opportunity. They’ve got a bunch of people that are concerned about what happens to them in the future as well as us, so I’m encouraged by that first meeting that they’re focused, as we are, on what the outcome is that creates an organization that’s going to be able to attract people and retain people over the long term, so things may change as we go through that journey and get closer to the end, we’ll have more insight, but for right now, I think the way to think about it is, let’s bank on what we have until we get closer to the end date.

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Hugh Grant: Pierre, this is a good one. Why is our share price currently at $102 … why is our share price currently at $102 a share, while Bayer offered us $128 a share?

Pierre Courduroux, Senior Vice President and Chief Financial Officer: That’s an extremely good question However, so I’m not going to tell you what I think about where our stock price is, I’m going to try to help you think about how our investors are thinking about it. I think there are three things that really impact our stock price. There are many things, but three that really impact our stock price today. The first one is – as Hugh was mentioning, this is a deal that’s going to happen, we set a target date of December ‘17. And finance 101 would tell you that when you are thinking about an investment you have the time value of money. And if you are looking at those 15-18 months period, this already applies a serious discount to the $128 dollars that Hugh was talking about. So I think that’s part of the thinking of the investor is, depending on the cost of capital, what is this time value of money they associate with our stock. So that would be the number one.

The second element, which is I think is the most challenging to evaluate is, and there’s definitely a wide range of perceptions there, is the deal certainty. Is this deal going to close or is it not? And when you are an investor, and you’re basically investing your money, you’re making a bet on the deal happening or the deal not happening. So that would be the second element which is really critical in how investors are looking at the deal.

And the third one, and actually if you think about it, that’s the last ... is the value of our business if the deal doesn’t happen. And that’s where I would reinforce what Hugh was saying; we have to continue delivering on our business. So you take those three different, different criteria, you apply probabilities to each of them, you put a little emotion into it, and you come to the stock price. And that’s really what investors are doing. So I didn’t give you an answer, but I hope I helped you think about it.

***

Hugh Grant: For those whose jobs may be affected, will there be a separation package similar to the one provided during our recent restructuring?

Steve Mizell: You know it’s um, I think one of the things that we’ll try to do is … very quickly, when you find yourselves—and this is my third transaction that I’ve been through—and they’re all different. And I will tell you, as you get started with them, that’s when the most uncertainty exists, that’s when you have the highest anxiety about “what happens to me?” and you have the fewest answers. Okay? And that’s, that’s going to be the case, but we’re obviously going to have our plans in place in the near term, and probably very close to close, and as we build teams and talk about what packages should look like, what benefit programs should look like, we’ll communicate that to you. But I will tell you, there’s a lot of nuance, because Brazil’s different than the U.S., than India. We’ve got a lot of Q&As that we’ve posted on the website, so I’d encourage you to take a look at that. Talk to your HR teams, because we’ve had some early meetings with them about … what benefits look like and what some of the laws are and the regulations are, so I would encourage you to just ask questions around that and as soon as we know more, we’ll share.

***

Hugh Grant: Steve, should we expect changes to our benefits? And if so, when?

Steve Mizell: Yeah, I think that’s uh…if you think about again, in kind of in the same context with our benefits programs so we’re going to continue those up until close. And then I think after close, it’s in the same category as the other plans that we’ll evaluate what makes sense, and I think, again, I’m encouraged that we’ll come up with a program and a package that makes sense for both organizations and there may be a runout period after close for a short period of time and then transition to the new plans, but again as we learn more, we’ll share them, share the information with everyone.

***

Hugh Grant: This is on culture. Please share your thoughts on how our culture may or may not change as we transition into a new company.

Steve Mizell: Yes, and I think that’s the most important question that you can ask as it relates to a long term sustainability to a company and, as I’ve said, I’ve worked on three acquisitions. I was subject to three, so I’ve lived through the uncertainty and, from different perspectives, I think as you think about approaching this... One of the things that I think we have going for us is that we spent a lot of time on creating a great place to work using our words. And we’ve, in fact, used a lot of data and analytics as we look at surveys, feedback from you, and we now understand some of the things that drive engagement. And I plan on using that information as an input as we have those conversations, because in the past, culture’s always this thing that people kind of know what you mean, but you can’t describe it. Everybody says There’s a different definition. Does it mean practices? Does it mean how you treat people? It means a bunch of those things, but we actually have some data that shows how we drive engagement. So I think, in the past, you probably were doing things that were much more intuitive: this is what I think, now I think we’ll be able to use some data. I think that there will likely be some things that they do extremely well that are successful for them. I think for us, they’re going to look at some the thing we do and say “Boy, that’s how you innovate.” I mean, if you think about one of the things that they’ve talked about is, they love the innovation that comes out of our company. And that’s something that, I think, has been engrained in us, to really experiment, to try things differently. And I think that’s one thing that I expect that we’ll continue. But I think, at the end, it’ll be a combination of what they do well, some of the things we do well, and it will evolve over time.

Steve Mizell: Just like our culture! Our culture has changed since I’ve been here during my ten years. I don’t think that’s something we should run away from. I think it comes with the next opportunity and we should expect that we will have some evolution in a lot of the things that we do and they’ll have some evolution in a lot of the things they do.

Hugh Grant: Brett? Anything to add to that?

Brett D. Begemann, President and Chief Operating Officer: No, not a lot to add. I agree with Steve’s perspective on that. Here’s what I would tell you: I have spent a little bit of time with some of the people at Bayer and what I am intrigued with is how inquisitive they are about how do we do things and the way we do it. If they had no interest in how we were doing things, I would be a lot more nervous. But the fact that they actually care, and often times those questions are related to some comment like “We are impressed with how quickly you can make decisions” or “We are impressed with how agile you are in the marketplace.” So there’s a recognition that we do some things really well. That doesn’t mean we do everything right. That just means that we have a way of doing things and they have a way of doing things. So things will change. There is no doubt in my mind. But I really do think that this is a real opportunity. It’s the best of both worlds and I think about our transformation. I think about the things that we’re doing today that are different than yesterday. And when we get done with our transformation, it’s going to be even more different to Steve’s point of data and analytics to make decisions and make them faster, etc ... We’re evolving. So I look at this as an opportunity to accelerate some of the things we were already doing.

Hugh Grant: Yes. Thank you. And thanks to you Steve.

Steve Mizell: Actually, I don’t know their culture in a lot of details and I don’t think a lot of us really know the details of their culture. What I can share with you is that I had the chance with Kerry and a group of team members to work with them for a couple of days, a couple of weeks, on the deal. And past the initial ... It’s always difficult to talk to people you don’t know, especially when it’s on video conference, but after a couple of days, what I can tell you is that they are very smart people. They are people who know what they are doing and who are easy to deal with at the end of the day. So I think that the only thing I can tell you is: the people I have been in contact with at Bayer are people I can see us working very well with. So in terms of the how the cultures are going to merge? Well, as Steve was saying, I think it’s going to be an evolution. But what I’m very confident about is, there is a small sample, but all the people I’ve had a chance to interact with, were really people you would feel really good working with too.

***

Hugh Grant: I think the unique thing at Monsanto is the culture that we have, because it’s collaborative, it’s fast moving; it’s very, very focused. I think as you look at bringing the companies together, there’s elements in that culture that are absolutely going to be critical. And the conversations that I’ve had to Brett, certainly, there’s a lot of inquisitiveness about “how did that happen?” I think cultures are a very, very dynamic thing. I think it’s very fluid. You can’t say “This is the culture we’re going to create.” I think culture evolves. When we did the deal with Climate there was 110 people, 115 people in Climate, out in the Bay area. And my pitch to them was “You’re not going to believe this, but you will change the 20,000 of us more than we’re going to change the 100 of you.” Because digital agriculture and database decision making is going to have a profound impact on our company in the years to come. And I think that’s true as you look forward as well. The vision of bringing seeds, biotech and chemistry together and using data as the glue is going to change the culture of both companies, but it’s going to be a company that has an extraordinary opportunity in global agriculture going forward. So I’ll be interested. We’ll see what the temperature check brings on culture, but I thought it was a very good question to finish on.

***

Hugh Grant: As I’ve thought about it, I think the answer as you personally reflect on this is: You should stay for the same reason that you came. And the reason that this is such an extraordinarily special place is, it’s the heart of modern agriculture. And if you believe in the vision of what needs to happen in agriculture, then there’s no better place. And if you look at the combination of these companies, it’s a ways from here. It’s Steve’s point: we’re 20 days into a 300/400 day journey. The opportunity to fulfill that business increases with this combination. I absolutely believe that. So, I was quoted in an interview. There’s always that last piece in an interview, same in town halls. The journalist asked something about Monsanto and I said “You know, if you’re interested in agriculture, the party’s here” and I think that will be increasingly true in the future. So if you’re thinking “Is this worth it?” I would think about the party being here, and I’d think about the future of agriculture from the impact that you can make. If you commit to agriculture, I think this is going to be where the party is at.

So 12-18 months. Depending on the hemisphere you’re in, that’s two springs and one harvest. So for the vast majority of us, I’d ask you to focus on those two springs and a harvest and delighting and satisfying our grower customers. The rest of this will work.

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Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving Monsanto Company (“Monsanto”) and Bayer Aktiengesellschaft (“Bayer”). In connection with the proposed merger, Monsanto and Bayer intend to file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including Monsanto’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the Proxy Statement or any other document that Monsanto may file with the SEC or send to its stockholders in connection with the proposed merger. STOCKHOLDERS OF MONSANTO ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov, and Monsanto’s website, www.monsanto.com, and Monsanto stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Monsanto. In addition, the documents (when available) may be obtained free of charge by directing a request to Corporate Secretary, Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, or by calling (314) 694-8148.

Participants in Solicitation

Monsanto, Bayer and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Monsanto common stock in respect of the proposed transaction. Information about the directors and executive officers of Monsanto is set forth in the proxy statement for Monsanto’s 2016 annual meeting of stockholders, which was filed with the SEC on December 10, 2015, and in Monsanto’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015, which was filed with the SEC on October 29, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Cautionary Statements Regarding Forward-Looking Information

Certain statements contained in this communication may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include the following: the risk that Monsanto stockholders do not approve the transaction; uncertainties as to the timing of the transaction; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the announcement of the transaction; the retention of certain key employees at Monsanto; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing and completion of the merger; the impact of the transaction on the Company’s credit rating; other factors detailed in Monsanto’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended August 31, 2015 and Monsanto’s other filings with the SEC, which are available at http://www.sec.gov and on Monsanto’s website at www.monsanto.com; and other factors discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com. Monsanto assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.